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Exhibit 99.1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The Financial Review and other sections of this Form 10-Q contain forward-looking statements that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "forecasts," variations of these words and similar expressions are intended to identify these forward-looking statements. Certain factors, including but not limited to those listed below, may cause actual results to differ materially from current expectations, estimates, projections, forecasts and from past results.

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  Competitive factors, including: (i) pricing pressures, both in the United States and abroad, primarily from managed care groups and government agencies, (ii) the development of new products by competitors having lower prices or superior performance or that are otherwise competitive with Abbott's current products, (iii) generic competition when Abbott's products lose their patent or regulatory protection, (iv) technological advances, patents and registrations obtained by competitors, and (v) business combinations among Abbott's competitors or major customers.

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  Difficulties and delays inherent in the development, manufacturing, marketing, or sale of products, including: (i) uncertainties in the United States Food and Drug Administration and foreign regulatory approval processes, (ii) delays in the receipt of or the inability to obtain required approvals, (iii) efficacy or safety concerns, (iv) the suspension, revocation, or adverse amendment of the authority necessary for manufacture, marketing, or sale, (v) the imposition of additional or different regulatory requirements, such as those affecting labeling, (vi) seizure or recall of products, (vii) the failure to obtain, the imposition of limitations on the use of, or the loss of patent and other intellectual property rights, (viii) loss of regulatory exclusivity, (ix) manufacturing or distribution problems, (x) restrictions on imports or exports, (xi) problems with licensors, suppliers and distributors, and (xii) labor disputes, strikes, slow-downs or other forms of labor or union activity.

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  Governmental action including: (i) new laws, regulations and judicial and administrative decisions related to health care availability, method of delivery, or the method or amount of payment or reimbursement for health care products and services, (ii) changes in the United States Food and Drug Administration and foreign regulatory approval processes that may delay or prevent the approval of new products and result in lost market opportunity, (iii) new laws, regulations, and judicial and administrative decisions affecting pricing or marketing, and costs, and (iv) changes in the tax laws, regulations, and interpretations relating to Abbott's operations, including laws related to the remittance of foreign earnings.

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  Changes in economic conditions over which Abbott has no control, including changes in the rate of inflation, business conditions, interest rates, foreign currency exchange rates, market value of Abbott's equity investments, and the performance of investments held by Abbott's employee benefit trusts.

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  Changes in business and political conditions, including (i) war, political instability, terrorist attacks in the U.S. and other parts of the world, the threat of future terrorist activity in the U.S. and other parts of the world and related U.S. military action, and (ii) the cost and availability of insurance due to any of the foregoing events.

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  Changes in Abbott's business units and investments and changes in the relative and absolute contribution of each to earnings resulting from evolving business strategies and opportunities existing now or in the future, such as acquisitions, restructurings or dispositions, including the planned spin-off of Abbott's core global hospital products business.

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  Changes in costs or expenses, including variations resulting from: (i) changes in product mix and changes in tax rates both in the United States and abroad, and (ii) the planned spin-off of Abbott's core global hospital products business.

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  Legal difficulties, any of which could preclude commercialization of products or adversely affect profitability, including: (i) claims asserting antitrust violations, (ii) claims asserting securities law violations, (iii) claims asserting violations of the Federal False Claims Act, Anti-Kickback Statute, or other violations in connection with Medicare and/or Medicaid reimbursement, (iv) claims asserting violations of the Prescription Drug Marketing Act, (v) derivative actions, (vi) product liability claims, (vii) disputes over intellectual property rights (including patents), (viii) environmental matters, (ix) issues regarding compliance with any governmental consent decree, including the consent decree between Abbott and the United States Food and Drug Administration described in Abbott's 2002 Form 10-K under the caption "Regulation," and Abbott's ability to successfully return diagnostic products affected by this consent decree to market, and (x) issues regarding compliance with any corporate integrity agreement, including the corporate integrity agreement between Abbott and the Office of Inspector General for the U.S. Department of Health and Human Services described under the caption "Legal Proceedings" in Abbott's Form 10-Q for the period ended June 30, 2003.

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  Changes in accounting standards promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission or the American Institute of Certified Public Accountants.

        No assurance can be made that any expectation, estimate or projection contained in a forward-looking statement will be achieved or will not be affected by the factors cited above or other future events. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

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  Exhibit 99.1